DELTIC	Exhibit 99.1
Timber
Corporation	NEWS RELEASE	210 EAST ELM STREET
El Dorado, AR 71730
NYSE: DEL

FOR RELEASE	CONTACT:	Matthew Hegi	Clefton D. Vaughan
		Investor Relations	Public Relations
February 8, 2006		(870) 881-6481	(870) 881-6407

Deltic Announces Fourth Quarter and Year of 2005 Results

EL DORADO, AR — President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that net income for the fourth quarter and year of 2005 totaled $2.3 million, $.19 a share, and $14.5 million, $1.18 a share, respectively. Results for the year of 2005 are a 31 percent increase in net income from $11.1 million, $.92 a share, for the twelve months ended December 31, 2004. The quarterly results represent a decrease of $1 million when compared to $3.3 million, $.27 a share, a year ago and resulted primarily from lower pine sawtimber harvest volumes and an increase in general and administrative expenses, partially offset by the sale of a 4.72-acre commercial real estate site. For the year of 2005, net cash provided by operating activities was $43.1 million, an increase of $1 million when compared to the prior year. Net cash provided by operating activities for the fourth quarter of 2005, was $13.5 million, an increase of $5 million when compared to a year ago.

Commenting on the results, Mr. Dillon stated, “The highlight of the fourth quarter of 2005 came from our Real Estate segment through the sale of one of the prime commercial tracts within our Chenal Valley real estate development in Little Rock, Arkansas. Regarding the full year of 2005, the Company’s Woodlands segment realized its highest average pine sawtimber price in five years, and our sawmill operations produced and sold the largest volume of finished lumber in the history of the Company. Deltic’s Real Estate segment had its second best year of residential lot closings, as well as noteworthy commercial sales activity. Our 50 percent-owned joint venture, Del-Tin Fiber, finished the year at financial breakeven, a significant achievement in light of the fire-related temporary production curtailment experienced during the first quarter of 2005. Cash flow generated by the Company was sufficient to fund Deltic’s ongoing capital expenditure program and lower long-term debt by $11.2 million. In summary, we are pleased with the Company’s performance and trend of increased earnings in 2005. We will enter 2006 with our focus on continuing operating improvement.”

The Woodlands segment earned $3 million in the fourth quarter of 2005 compared to $4.7 million for the same period of 2004. The Company’s pine sawtimber harvest decreased from 125,605 tons in the prior-year quarter to 86,688 tons in 2005’s fourth quarter. This decrease in harvest volume was due to the Company strategically increasing harvest levels earlier in the year to capture higher prices within our regional markets. Average pine sawtimber price was $41 per ton for the current quarter versus $42 per ton a year ago. Sales of timberland during the fourth quarter of 2005 totaled approximately 26 acres at a gain of $.1 million compared to sales of approximately 393 acres of timberland at a $.5 million gain for the corresponding quarter of 2004.

Deltic’s Mills segment reported a loss of $.2 million in the fourth quarter of 2005, a decrease of $.6 million when compared to earnings of $.4 million for the corresponding quarter of 2004. Finished lumber average sales price decreased $5 per thousand board feet to $347, and lumber sales volume increased 33 percent to 73.1 million board feet when compared to 2004’s fourth quarter. The segment’s quarterly performance was adversely affected by higher log costs and temporary operational disruptions from the installation of capital projects.

The Company’s Real Estate segment earned $5.8 million in the fourth quarter of 2005, which compares to $3.6 million for the same quarter of 2004. Results for 2005 included a sale of 4.72 acres of commercial property averaging $1,011,500 per acre, while 2.17 commercial acres were sold for $295,500 per acre during the prior year’s fourth quarter. Residential lot sales for the fourth quarter of 2005 decreased by nine to 91 and the average lot price decreased, due to sales mix, by $16,200 to $70,200 per lot, when compared to the fourth quarter of 2004.

Corporate operating expense was $3.7 million for 2005’s fourth quarter, which compares to $2.5 million for the corresponding period of 2004. The increase in Corporate operating expense was due to increased incentive plan expense, employee benefits and charitable contributions. Deltic’s equity in Del-Tin Fiber was a loss of $.1 million for the fourth quarter of 2005 and was unchanged when compared to the fourth quarter of 2004.

Capital expenditures were $8 million for 2005’s fourth quarter and $33.2 million for the year of 2005. For the corresponding periods of 2004, capital expenditures totaled $7.7 million and $24.2 million, respectively.

For the year of 2005, the pine sawtimber harvest level was 581,242 tons compared to 578,224 tons for 2004. Average pine sawtimber price of $45 per ton increased $5 per ton from the prior-year period. Sales of timberland for the year of 2005 totaled approximately 45 acres at a gain of $.3 million compared to sales of approximately 1,150 acres of timberland at a $1.1 million gain for 2004. Sales of finished lumber were up 20 percent, from 229.4 million board feet in 2004 to 276 million in 2005. Finished lumber sales price increased $4 per thousand board feet to $369 for 2005. Residential lot sales for the current year totaled 249 lots at an average price of $78,600 per lot versus 2004’s sales of 290 lots at $72,900 per lot. During 2005, 5.7 acres of commercial property were sold for $945,800 per acre, while 4.2 acres were sold for $226,200 per acre in 2004. Deltic’s equity in Del-Tin Fiber was virtually zero for 2005, compared to income of $.4 million in 2004. The Company realized a non-cash income tax benefit of $1.7 million during 2005, created by a reversal of the valuation allowance related to accumulated state net operating loss carryforwards, as it is now more likely than not that the future benefits of these state net operating losses will be utilized in their entirety.

Regarding the outlook for the first quarter and year of 2006, Mr. Dillon noted, “We currently anticipate the pine sawtimber harvest to be 150,000 to 175,000 tons and 570,000 to 585,000 tons, respectively. Finished lumber production and sales volumes are estimated at 70 to 80 million board feet for the first quarter and 300 to 315 million for the year, but these volumes are dependent upon market conditions. Residential lot sales are projected at 15 to 25 lots and 140 to 175 lots for the first quarter and year of 2006, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in interest rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, February 9, 2006 at 10:00 a.m. Central Time to discuss fourth quarter and year of 2005 earnings. Interested parties may participate in the call by dialing 1-800-319-9003. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com. Online replays of the call will be available through the Deltic website, and a recording of the call will be available until 11:59 p.m. Central Time on Wednesday, February 22, by dialing 1-888-203-1112 and referencing replay passcode identification number 4916299.

Summary financial data and operating statistics for the fourth quarter and year of 2005 with comparisons to 2004 are contained in the following tables.

Deltic Timber Corporation

SEGMENTAL RESULTS OF OPERATIONS (Unaudited)

(Millions of dollars)

	Three Months Ended December 31, 2005		Three Months Ended December 31, 2004
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$6.0	3.0	7.2	4.7
Mills	30.2	(0.2)	23.0	0.4
Real Estate	13.5	5.8	10.9	3.6
Corporate	—	(3.7)	—	(2.5)
Eliminations	(3.5)	0.4	(4.2)	0.4

Total net sales/operating income	$46.2	5.3	36.9	6.6

	Twelve Months Ended December 31, 2005		Twelve Months Ended December 31, 2004
	Net Sales	Operating Income	Net Sales	Operating Income
Woodlands	$35.1	22.4	31.0	19.6
Mills	121.2	6.3	98.0	6.7
Real Estate	33.0	10.7	31.1	8.0
Corporate	—	(12.7)	—	(11.6)
Eliminations	(20.9)	(0.4)	(18.1)	0.5

Total net sales/operating income	$168.4	26.3	142.0	23.2

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net sales	$46,108	36,954	168,350	142,017

Costs and expenses
Cost of sales	34,285	25,009	116,900	95,199
Depreciation, amortization, and cost of fee timber harvested	2,685	2,801	11,479	11,188
General and administrative expenses	3,919	2,622	13,714	12,475

Total costs and expenses	40,889	30,432	142,093	118,862

Operating income	5,219	6,522	26,257	23,155

Equity in Del-Tin Fiber	(134)	(84)	(13)	366
Interest income	62	117	198	438
Interest and other debt expense	(1,460)	(1,396)	(5,758)	(5,982)
Other income/(expense)	35	52	32	44

Income/(loss) before income taxes	3,722	5,211	20,716	18,021

Income taxes	(1,362)	(1,892)	(6,198)	(6,928)

Net income/(loss)	$2,360	3,319	14,518	11,093

Earnings per common share
Basic	$0.19	0.27	1.18	0.92
Assuming dilution	$0.19	0.27	1.17	0.91

Dividends per common share	$0.0750	0.0625	0.2750	0.2500

Average common shares outstanding (thousands)	12,307	12,199	12,260	12,122

Deltic Timber Corporation

BALANCE SHEET DATA

(Thousands of dollars)

			(Unaudited) Dec. 31, 2005	Dec. 31, 2004
Working capital			$7,027	6,481
Total assets			316,327	307,580
Long-term debt			74,500	85,724
Stockholders’ equity			198,244	184,091

OTHER DATA (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Capital expenditures—thousands of dollars
Woodlands	$349	91	7,062	6,686
Mills	2,212	1,909	10,732	4,797
Real Estate	5,499	5,640	15,379	12,519
Corporate	—	7	74	165

Total	$8,060	7,647	33,247	24,167

Net cash provided by operating activities	$13,543	8,576	43,125	42,147

Woodlands
Pine sawtimber harvested from fee lands—tons	86,688	125,605	581,242	578,224
Pine sawtimber price—per ton	$41	42	45	40

Timberland sales—acres	26.48	393.39	44.57	1,150.03
Timberland sales price—per acre	$3,100	1,400	5,300	1,200

Mills
Finished lumber sales—thousands of board feet	73,108	54,836	276,048	229,407
Finished lumber price—per thousand board feet	$347	352	369	365

Real Estate
Residential
Lots sold	91	100	249	290
Average sales price—per lot	$70,200	86,400	78,600	72,900

Commercial
Acres sold	4.72	2.17	5.71	4.20
Average sales price—per acre	$1,011,500	295,500	945,800	226,200